Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Janus Henderson Group plc of our reports dated February 16, 2017, relating to the consolidated financial statements of Janus Capital Group Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Janus Capital Group Inc. for the year ended December 31, 2016, and incorporated by reference in the Prospectus included in Registration Statement No. 333-216824.

/s/ Deloitte & Touche LLP

Denver, Colorado

May 30, 2017